Exhibit 99.2

Consent of J.P. Morgan Securities LLC

December 21, 2017

We hereby consent to (i) the use of our opinion letter dated November 19, 2017 to the Board of Directors of Cavium, Inc. (the “Company”) included in Annex D to the joint proxy statement/prospectus relating to the proposed merger of an indirect wholly owned subsidiary of Marvell Technology Group Ltd. with and into the Company and (ii) the references to such opinion in such joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ J.P. MORGAN SECURITIES LLC